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Pricing Supplement No. G17
To the Underlying Supplement dated September 14, 2009,
Product Supplement No. G-I dated March 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 January 29, 2010

$2,682,000
Principal Protected ProNotes® due February 3, 2015
Linked to the Performance of a Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE® Index Fund, the iShares® MSCI Emerging Markets Index Fund, the SPDR® Gold Trust and the PowerShares DB US Dollar Index Bearish Fund

General

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The securities are principal protected at maturity, subject to the credit of the Issuer, and are designed for investors who seek a return linked to the average annual performance of a weighted basket consisting of the S&P 500 Index, the iShares MSCI EAFE Index Fund, the iShares MSCI Emerging Markets Index Fund, the SPDR Gold Trust and the PowerShares DB US Dollar Index Bearish Fund. Investors should be willing to forgo interest and dividend payments.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing February 3, 2015.†

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities priced on January 29, 2010 (the "Trade Date") and are expected to settle on February 3, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Basket:
	The securities are linked to a weighted basket consisting of one index and four exchange-traded funds (each a "Basket Component" and, together, the "Basket Components"). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:
	Basket Component	Ticker	Initial Level	Component Weighting
	S&P 500 Index	SPX	1073.87	50%
	iShares MSCI EAFE Index Fund	EFA UP	52.48	20%
	iShares MSCI Emerging Markets Index Fund	EEM UP	38.26	10%
	SPDR Gold Trust	GLD UP	105.96	10%
	PowerShares DB US Dollar Index Bearish Fund	UDN UP	27.01	10%
Component Return:
	With respect to each Basket Component, the Component Return on any Valuation Date will be calculated as follows using the Final Level for such Basket Component on such Valuation Date and the Initial Level for such Basket Component:
	Final Level – Initial Level Initial Level
Final Level:
	For each Basket Component on each Valuation Date, the closing level for such Basket Component on such Valuation Date. The closing level for any Basket Component that is an exchange traded fund is subject to adjustment for anti-dilution events as described in the accompanying product supplement.
Upside Participation Rate:	100%
Redemption Amount:
	At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below.
Basket Return:	•	If the Final Basket Level is greater than the Initial Basket Level, the Basket Return will be calculated as follows:
	Upside Participation Rate × Final Basket Level – Initial Basket Level Initial Basket Level
	•	If the Final Basket Level is less than or equal to the Initial Basket Level, the Basket Return will equal zero.

	Accordingly, if the Final Basket Level is less than or equal to the Initial Basket Level, you will be entitled to receive only your principal amount at maturity. Any payment at maturity is subject to the credit of the Issuer.
Initial Basket Level:	100
Final Basket Level:	The arithmetic average of the Basket Levels on the Valuation Dates.
Basket Level:	On any Valuation Date, the level of the Basket will be calculated as follows:

	100 × [1 + (SPX Return × 50%) + (EFA Return × 20%) + (EEM Return × 10%) + (GLD Return × 10%) + (UDN Return × 10%)] where the SPX Return, the EFA Return, the EEM Return, the GLD Return and the UDN Return are the Component Returns of the S&P 500 Index, the iShares MSCI EAFE Index Fund, the iShares MSCI Emerging Markets Index Fund, the SPDR Gold Trust and the PowerShares DB US Dollar Index Bearish Fund, respectively, on such Valuation Date.
Valuation Dates†:	The 29th day of each January beginning on January 29, 2011 and ending on January 29, 2015.
Maturity Date†:	February 3, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546ERJ5

†    Subject to postponement in the event of a market disruption event or if a scheduled Valuation Date does not fall on an underlying business day, as described under "Description of the Securities—Market disruption events" and "Description of the Securities—Redemption Amount", respectively, in the accompanying product supplement.

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 4 of this pricing supplement and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of pricing supplement sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$2.50	$997.50

Total	$2,682,000.00	$400.00	$2,681,600.00

(1)    We or one of our affiliates will pay discounts and commissions of 0.00% to 0.25% per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more information, see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Notes	$2,682,000.00	$191.23

Credit Suisse

January 29, 2010

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated September 14, 2009, the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated September 14, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909008321/a2194364z424b2.htm

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  Product supplement No. G-I dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003140/a2191821z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this pricing supplement and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security for a hypothetical range of performance of the Basket from +100% to -100%. The hypothetical Redemption Amounts set forth below reflect the Initial Basket Level of 100 and the Upside Participation Rate of 100%. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the arithmetic average of the Basket Levels on the Valuation Dates. The numbers appearing in the table and the examples below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Redemption Amount
200.00	100.00%	100.00%	$2,000.00
190.00	90.00%	90.00%	$1,900.00
180.00	80.00%	80.00%	$1,800.00
170.00	70.00%	70.00%	$1,700.00
160.00	60.00%	60.00%	$1,600.00
150.00	50.00%	50.00%	$1,500.00
140.00	40.00%	40.00%	$1,400.00
130.00	30.00%	30.00%	$1,300.00
120.00	20.00%	20.00%	$1,200.00
115.00	15.00%	15.00%	$1,150.00
110.00	10.00%	10.00%	$1,100.00
105.00	5.00%	5.00%	$1,050.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
85.00	-15.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	0.00%	$1,000.00
60.00	-40.00%	0.00%	$1,000.00
50.00	-50.00%	0.00%	$1,000.00
40.00	-60.00%	0.00%	$1,000.00
30.00	-70.00%	0.00%	$1,000.00
20.00	-80.00%	0.00%	$1,000.00
10.00	-90.00%	0.00%	$1,000.00
0.00	-100.00%	0.00%	$1,000.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Basket Level is 130, an increase of 30% from the Initial Basket Level. The Redemption Amount is calculated as follows when the Final Basket Level is greater than the Initial Basket Level:

  Basket Return = 100% × [(130 - 100)/100] = 30%
  Redemption Amount = Principal × (1 + Basket Return)
  Redemption Amount = $1,000 × 1.30
  Redemption Amount = $1,300

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,300 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Basket.

Example 2: The Final Basket Level is 100, equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 3: The Final Basket Level is 70, a decrease of 30% from the Initial Basket Level. Because the Final Basket Level is less than the Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities even though there has been a decline in the level of the Basket.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  THE SECURITIES DO NOT PAY INTEREST – We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the average annual performance of the Basket. If the Final Basket Level is less than the Initial Basket Level, you will receive only your principal amount of securities at maturity, subject to our ability to pay our obligations as they become due. The return on the securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the securities prior to maturity.

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  THE BASKET COMPONENTS ARE NOT EQUALLY WEIGHTED – The securities are linked to a weighted Basket consisting of five Basket Components as specified on the cover of this pricing supplement. One consequence of the unequal weighting of the Basket Components is that if a higher weighted Basket Component performs poorly and a lower weighted Basket Component performs well, the Final Basket Level will reflect the poor performance of the higher weighted Basket Component more than it reflects the strong performance of the lower weighted Basket Component, which would have an adverse effect on the value of the securities.

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  CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Movements in the levels of the Basket Components may not correlate with each other. At a time when the level of one or more of the Basket Components increases, the level of another Basket Component may not increase as much or may even decline. Therefore, in calculating the Basket Return, an increase in the level of one or more of the Basket Components may be moderated, or more than offset, by a lesser increase or decline in the level of another Basket Component.

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  THE FINAL BASKET LEVEL MAY BE LESS THAN THE LEVEL OF THE BASKET AT VARIOUS TIMES DURING THE TERM OF THE SECURITIES – Because the Final Basket Level used to calculate the Basket Return will equal the arithmetic average of Basket Levels on each of the five annual Valuation Dates, the level of the Basket at various times during the term of the securities, including on the final Valuation Date, could be higher than the Final Basket Level. This difference could be particularly large if there is a significant increase in the level of the Basket during the latter portion of the term of the securities or there is significant volatility in the levels of the Basket during the term of the securities. For example, if the level of the Basket initially declines or remains relatively constant and then significantly increases above the Initial Basket Level in the year prior to maturity, the Final Basket Level will be significantly lower than the actual closing level of the Basket on the final Valuation Date. This is because the Final Basket Level will be based on the levels of the Basket on each of the annual Valuation Dates. Similarly, if the level of the Basket steadily increases and then steadily decreases back to its initial level by the final Valuation Date, the Final Basket Level will be significantly less than the level of the Basket at its peak. An increase in the level of the Basket compared to the Initial Basket Level on one or more Valuation Dates, including the final Valuation Date, may be substantially or entirely offset by a decrease in the level of the Basket on one or more other Valuation Dates.

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  THERE ARE RISKS ASSOCIATED WITH EACH FUND – Although shares of the iShares MSCI EAFE Index Fund, the iShares MSCI Emerging Markets Index Fund, the SPDR Gold Trust and the PowerShares DB US Dollar Index Bearish Fund (each a "Fund") are listed for trading on the NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of each Fund or that there will be liquidity in the trading market. Each Fund is subject to management risk, which is the risk that the Fund's investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to a Fund's investment strategy or otherwise, the investment advisor for a Fund may add, delete or substitute the components held by the Fund it advises. Any of these actions could adversely affect the price of the shares of each Fund and consequently the value of the securities.

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  THE PERFORMANCE OF EACH OF THE ISHARES MSCI EAFE INDEX FUND, THE ISHARES MSCI EMERGING MARKETS INDEX FUND AND THE POWERSHARES DB US DOLLAR INDEX BEARISH FUND MAY NOT CORRELATE TO THE PERFORMANCE OF SUCH FUND'S TRACKED INDEX – Each of the iShares MSCI EAFE Index Fund, the iShares MSCI Emerging Markets Index Fund and the PowerShares DB US Dollar Index Bearish Fund will generally invest in all of the components included in the index tracked by such Fund (for each Fund, its "Tracked Index"). There may, however, be instances where a Fund's investment advisor may choose to overweight another component in such Fund's Tracked Index, purchase components not included in such Fund's Tracked Index that the investment advisor believes are appropriate to substitute for a component included in such Tracked Index or utilize various combinations of the other available investment techniques in seeking to accurately track such Tracked Index. In addition, the performance of each such Fund will reflect additional transaction costs and fees that are not included in the calculation of such Fund's Tracked Index. Finally, because the shares of each Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of such Fund. For all the foregoing reasons, the performance of each such Fund may not correlate with the performance of its Tracked Index. See the information set forth under "Basket Components—PowerShares DB US Dollar Index Bearish Fund" herein and "The Funds—The iShares® Funds" in the accompanying underlying supplement.

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  NON-U.S. SECURITIES MARKETS RISKS – The equity securities comprising the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund are issued by foreign companies in foreign securities markets. These equity securities may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

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  CURRENCY EXCHANGE RISK – The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund, which measure the performance of certain foreign stocks. Currency markets may be highly volatile, particularly markets for emerging or developing nations' currencies and, in certain market conditions, also in relation to developed nations' currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks comprising the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund, the level of each Fund and the value of the securities.

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  THE VALUE OF THE SPDR Gold Trust IS NOT NECESSARILY REPRESENTATIVE OF THE GOLD INDUSTRY – The performance of the SPDR Gold Trust may not fully replicate the performance of the price of gold due to the fees and expenses charged by the SPDR Gold Trust or by restrictions on access to gold or due to other circumstances. The SPDR Gold Trust does not generate any income and as the SPDR Gold Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by the SPDR Gold Trust has gradually declined over time. The SPDR Gold Trust sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the SPDR Gold Trust rises or falls in response to changes in the price of gold. The sale of the SPDR Gold Trust's gold to pay expenses at a time of low gold prices could adversely affect the value of the SPDR Gold Trust. Additionally, there is a risk that part or all of the SPDR Gold Trust's gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

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  THERE ARE RISKS IN SECURITIES RELATING TO COMMODITIES TRADING ON THE LONDON BULLION MARKET ASSOCIATION – The value of the SPDR Gold Trust is closely related to the price of gold. Gold is traded on the London Bullion Market Association ("LBMA"). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals' market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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  ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the shares of each Fund. However, an adjustment will not be required in response to all events that could affect the shares of each Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See "Description of the Securities—Anti-dilution adjustments for funds" in the accompanying product supplement.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO VOTING RIGHTS OR DIVIDEND PAYMENTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the components that comprise the Basket Components.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the time to maturity of the securities;

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    the expected volatility of the Basket Components

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    interest and yield rates in the market generally as well as in the United States and in each of the countries where the Basket Components are traded;

    o
    the occurrence of certain events to the shares of each Fund that may or may not require an anti-dilution adjustment for such Fund;

    o
    the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the components comprising each Fund and any other currency relevant to the value of such Fund;

    o
    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Basket Components or markets generally and which may affect the levels of the Basket Components; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Dates) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Basket Components

We have derived all information regarding each Basket Component contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information. The information on the Basket Components provided in this pricing supplement is just a summary and should be read together with the additional disclosure in the accompanying underlying supplement. Information contained in the respective Basket Component websites and the Bloomberg pages referenced below is not incorporated by reference herein.

The S&P 500® Index

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 Index is reported by Bloomberg under the ticker symbol "SPX." For further information on the S&P 500 Index, please refer to "The Reference Indices—The S&P Indices—The S&P 500® Index" in the accompanying underlying supplement.

The iShares® MSCI EAFE® Index Fund

The iShares MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index. The MSCI EAFE Index is intended to provide performance benchmarks for the following 21 developed equity markets: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The shares of the iShares MSCI EAFE Index Fund are listed on the NYSE Arca. Trading prices of the iShares MSCI EAFE Index Fund are reported by Bloomberg under the ticker symbol "EFA UP". For further information on the iShares MSCI EAFE Index Fund, please refer to "Recent Developments Related to the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund" below and "The Funds—The iShares Funds—The iShares® MSCI EAFE® Index Fund" in the accompanying underlying supplement.

The iShares® MSCI Emerging Markets Index Fund

The iShares MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in global emerging markets, as measured by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to provide performance benchmarks for the following 20 emerging equity markets: Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Israel, Malaysia, Mexico, Peru, the Philippines, Russia, South Korea, Thailand and Turkey. The shares of the iShares MSCI Emerging Markets Index Fund are listed on the NYSE Arca. Trading prices of the iShares MSCI Emerging Markets Index Fund are reported by Bloomberg under the ticker symbol "EEM UP". For further information on the iShares MSCI Emerging Markets Index Fund, please refer to "Recent Developments Related to the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund" below and "The Funds—The iShares Funds—The iShares® MSCI Emerging Markets Index Fund" in the accompanying underlying supplement.

Recent Developments Related to the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund

On December 1, 2009, BlackRock, Inc. announced that it completed its merger with Barclays Global Investors, including the iShares exchange traded funds business. The combined firm operates under the BlackRock name and retains the iShares brand.

We have derived all information regarding the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund contained in this pricing supplement, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information, and we have not participated in the preparation of, or verified, such publically available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information. Such information reflects the policies of, and is subject to change by, iShares® Inc. ("iShares"), iShares® Trust, BlackRock Institutional Trust Company, N.A. ("BTC"), and BlackRock Fund Advisors ("BFA"). Prior to December 1, 2009, BTC was known as Barclays Global Investors, N.A. BFA is the investment advisor to the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund and is a wholly-owned subsidiary of BTC, which in turn is a wholly-owned subsidiary of BlackRock, Inc.

The iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC's website at http://www.sec.gov. For additional information regarding iShares, BFA and the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund, please see the prospectus dated December 1, 2009 for the iShares MSCI EAFE Index Fund and the prospectus dated January 1, 2009 as revised December 1, 2009 for the iShares MSCI Emerging Markets Index Fund. In addition, information about the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares website. Information contained in the iShares website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

SPDR® Gold Trust

The SPDR Gold Trust is an investment trust formed on November 12, 2004 and sponsored by World Gold Trust Services, LLC. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee, HSBC Bank USA, N.A. is the custodian and State Street Global Markets, LLC is the marketing agent for the SPDR Gold Trust. Information provided to or filed with the SEC by the SPDR Gold Trust pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-153150 and 001-32356, respectively, through the SEC's website at http://www.sec.gov.

The SPDR Gold Trust seeks to mirror as closely as possible the price of gold bullion, before fees and expenses. The SPDR Gold Trust holds gold bars and issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The shares of the SPDR Gold Trust are listed on NYSE Arca under the trading symbol "GLD."

PowerShares DB US Dollar Index Bearish Fund

The PowerShares DB US Dollar Index Bearish Fund seeks to provide investment results that replicate, before fees and expenses, the performance of being short the U.S. Dollar against the following currencies: the euro, Japanese yen, British pound, Canadian dollar, Swedish krona and Swiss franc, as measured by the Deutsche Bank Short US Dollar Index Futures Index. The Deutsche Bank Short US Dollar Index Futures Index is made up of notional short positions in futures contracts linked to the six underlying currencies of the U.S. Dollar Index. The shares of the PowerShares DB US Dollar Index Bearish Fund are listed on NYSE Arca under the trading symbol "UND." Information provided to or filed with the SEC by the PowerShares DB US Dollar Index Bearish Fund pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-150588 and 001-33318, respectively, through the SEC's website at http://www.sec.gov. For additional information, please see the prospectus for the PowerShares DB US Dollar Index Bearish Fund dated November 12, 2009.

The PowerShares DB US Dollar Index Bearish Fund is organized as a Delaware statutory trust and issues common units of beneficial interest, or shares, which represent units of fractional undivided beneficial interest in and ownership of the PowerShares DB US Dollar Index Bearish Fund. Shares may be purchased from the PowerShares DB US Dollar Index Bearish Fund only by certain eligible financial institutions, called authorized participants, and only in one or more blocks of 200,000 shares, called a basket. The PowerShares DB US Dollar Index Bearish Fund issues shares in baskets to authorized participants, continuously as of 12:00 pm, New York time, on the business day immediately following the date on which a valid order to create a basket is accepted by the PowerShares DB US Dollar Index Bearish Fund, at the net asset value of 200,000 shares of the PowerShares DB US Dollar Index Bearish Fund as of the closing time of the NYSE Arca, or the last to close of the exchanges on which the corresponding series of DB US Dollar Index Master Trust's futures contracts are traded, whichever is later, on the date that a valid order to create a basket is accepted by the PowerShares DB US Dollar Index Bearish Fund. Authorized participants may sell the shares comprising the baskets they purchase from the PowerShares DB US Dollar Index Bearish Fund to other investors at prices that are expected to reflect, among other factors, the trading price of the shares on the NYSE Arca and the supply of and demand for shares at the time of sale and are expected to fall between net asset value and the trading price of the shares on the NYSE Arca at the time of sale. Except when aggregated in baskets, the shares are not redeemable securities.

DB Commodity Services LLC serves as the Managing Owner, commodity pool operator and commodity trading advisor to the PowerShares DB US Dollar Index Bearish Fund and the DB US Dollar Index Master Trust (the "Master Fund"). The Master Fund is organized as a Delaware statutory trust and was formed on August 3, 2006. The PowerShares DB US Dollar Index Bearish Fund invests the proceeds of its offering of shares in the Master Fund. The Master Fund invests in futures contracts with a view to tracking the Deutsche Bank Short US Dollar Index Futures Index over time. If the Managing Owner determines in its commercially reasonable judgment that it has become impracticable or inefficient for any reason for the Master Fund to gain full or partial exposure to any index currency by investing in a specific futures contract that is a part of the Deutsche Bank Short US Dollar Index Futures Index, the Master Fund may invest in a futures contract referencing the particular index currency other than the specific contract that is a part of the Deutsche Bank Short US Dollar Index Futures Index or, in the alternative, invest in other futures contracts not based on the particular index currency if, in the commercially reasonable judgment of the Managing Owner, such futures contracts tend to exhibit trading prices that correlate with a futures contract that is a part of the Deutsche Bank Short US Dollar Index Futures Index. The PowerShares DB US Dollar Index Bearish Fund earns interest income from United States Treasury and other short-term fixed income securities.

Deutsche Bank Short US Dollar Index Futures Index™

The Deutsche Bank Short US Dollar Index Futures Index is intended to reflect the change in market value of notional short positions in futures contracts, or DX Contracts, linked to the six underlying currencies of the U.S. Dollar Index. The Deutsche Bank Short US Dollar Index Futures Index provides a general indication of the international value of the U.S. dollar relative to the six major world currencies which comprise the U.S. Dollar Index: the euro, Japanese yen, British pound, Canadian dollar, Swedish krona and Swiss franc. The Deutsche Bank Short US Dollar Index Futures Index represents a bearish dollar view. The futures contracts comprising the Deutsche Bank Short US Dollar Index Futures Index are short DX Contracts traded exclusively through ICE Futures U.S., a wholly-owned subsidiary of Intercontinental Exchange, Inc., or ICE Futures U.S., under the symbol "DX." The changes in market value over time of the DX Contracts are related to the changes in the level of the U.S. Dollar Index. The Deutsche Bank Short US Dollar Index Futures Index reflects the changes in market value over time of the DX Contract which expires during the months of March, June, September and December. The closing level of the Deutsche Bank Short US Dollar Index Futures Index is calculated on each business day by Deutsche Bank AG London, the index sponsor, based on the closing price of the futures contracts for each of the index currencies and the notional amount of such index currency. The Deutsche Bank Short US Dollar Index Futures Index was initially published on November 22, 2006 and is reported by Bloomberg under the ticker symbol "USDDNX."

The notional amounts of the six index currencies included in U.S. Dollar Index reflect a geometric weighted average of the change in the index currencies' exchange rates against the U.S. dollar relative to the exchange rates in March 1973. March 1973 was chosen as a base period of the U.S. Dollar Index because it represents a significant milestone in foreign exchange history when the world's major trading nations allowed their currencies to float freely against each other. The Deutsche Bank Short US Dollar Index Futures Index is weighted in the same proportion that such index currencies were weighted on December 31, 1986, or the Base Date. The Deutsche Bank Short US Dollar Index Futures Index has been calculated back to the Base Date. On the Base Date, the closing level was 100. The following table reflects the Deutsche Bank Short US Dollar Index Futures Index base weights of each index currency with respect to the U.S. Dollar Index as of March 1973:

Currency	Weight
euro	57.60%
Japanese yen	13.60%
British pound	11.90%
Canadian dollar	9.10%
Swedish krona	4.20%
Swiss franc	3.60%

The index currencies and index base weights used in the calculation of U.S. Dollar Index are based on those used in the original Federal Reserve Board's trade-weighted U.S. Dollar Index. The index base weights of the index currencies comprising the U.S. Dollar Index in the above table have been fixed since inception in 1973, except for the changes necessitated by the introduction of the euro. Because the U.S. Dollar Index is based only on indications of foreign exchange rate values, it may differ from a value calculated using other data sources.

The DX Contracts underlying the Deutsche Bank Short US Dollar Index Futures Index are rolled quarterly on each index roll day which is the Wednesday prior to the applicable IMM Date. "IMM Date" means the third Wednesday of March, June, September and December, a traditional settlement date in the International Money Market. DX Contracts are rolled on the Wednesday prior to each IMM Date as follows:

  •
  The DX Contract that expires on the next IMM Date is sold.

  •
  A position in the DX Contract that expires on the IMM Date following the next IMM Date is purchased.

The composition of the Deutsche Bank Short US Dollar Index Futures Index may be adjusted in the event that Deutsche Bank AG London is not able to calculate the closing prices of the index currencies.

Deutsche Bank AG London will employ the methodology described above and its application of such methodology shall be conclusive and binding. While Deutsche Bank AG London currently employs the above described methodology to calculate the Deutsche Bank Short US Dollar Index Futures Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any index currency or a futures contract) will not arise that would, in the view of Deutsche Bank AG London, necessitate a modification of or change to such methodology and in such circumstances Deutsche Bank AG London may make any such modification or change as it deems appropriate. Deutsche Bank AG London may also make modifications to the terms of the Deutsche Bank Short US Dollar Index Futures Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision of the Deutsche Bank Short US Dollar Index Futures Index.

Calculation of the Deutsche Bank Short US Dollar Index Futures Index may not be possible or feasible under certain events or circumstances, including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance, that is beyond the reasonable control of Deutsche Bank AG London and that Deutsche Bank AG London determines affects the Deutsche Bank Short US Dollar Index Futures Index or any index currency. Upon the occurrence of such force majeure events, Deutsche Bank AG London may, in its discretion, elect one (or more) of the following options: make such determinations and/or adjustments to the terms of the Deutsche Bank Short US Dollar Index Futures Index as it considers appropriate to determine any closing level on any such appropriate index business day; and/or defer publication of the information relating to the Deutsche Bank Short US Dollar Index Futures Index until the next index business day on which it determines that no force majeure event exists; and/or permanently cancel publication of the information relating to the Deutsche Bank Short US Dollar Index Futures Index.

Additionally, calculation of the Deutsche Bank Short US Dollar Index Futures Index may also be disrupted by an event that would require Deutsche Bank AG London to calculate the closing price in respect of the relevant index currency on an alternative basis were such event to occur or exist on a day that is a trading day for such index currency on the relevant exchange. If such an index disruption event in relation to an index currency as described in the prior sentence occurs and continues for a period of five successive trading days for such index currency on the relevant exchange, Deutsche Bank AG London will, in its discretion, either continue to calculate the relevant closing price for a further period of five successive trading days for such index currency on the relevant exchange; or if such period extends beyond the five successive trading days, Deutsche Bank AG London may elect to replace the exchange traded instrument with respect to a specific index currency and shall make all necessary adjustments to the methodology and calculation of the Deutsche Bank Short US Dollar Index Futures Index as it deems appropriate.

Historical Information

The following graphs set forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels and prices of the Basket Components. The Basket graph sets forth the historical performance of the Basket from April 12, 2007 through January 29, 2010. The graph of the historical Basket performance assumes the Basket Level on January 29, 2010 was 100 and the Component Weightings were as specified on the cover of this pricing supplement. The Basket Component graphs set forth the historical performance of the S&P 500 Index, the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund from January 1, 2005 through January 29, 2010, the historical performance of the SPDR Gold Trust from March 1, 2005 through January 29, 2010 and the historical performance of the PowerShares DB US Dollar Index Bearish Fund from April 12, 2007 through January 29, 2010. The closing level of the S&P 500 Index on January 29, 2010 was 1073.87. The closing price of one share of the iShares MSCI EAFE Index Fund on January 29, 2010 was 52.48. The closing price of one share of the iShares MSCI Emerging Markets Index Fund on January 29, 2010 was 38.26. The closing price of one share of the SPDR Gold Trust on January 29, 2010 was 105.96. The closing price of one share of the PowerShares DB US Dollar Index Bearish Fund on January 29, 2010 was 27.01. We obtained the closing level and the closing prices for the Basket Components from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical closing levels and closing prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the closing levels or prices of the Basket Components on the Valuation Dates. We cannot give you assurance that the performance of the Basket Components will result in any return in excess of your initial investment.

Historical Performance of the S&P 500 Index

Historical Performance of the iShares MSCI EAFE Index Fund

Historical Performance of the iShares MSCI Emerging Markets Index Fund

Historical Performance of the SPDR Gold Trust

Historical Performance of the PowerShares DB US Dollar Index Bearish Fund

Historical Performance of the Basket

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and who purchase the securities at the "issue price" of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

  •
  a financial institution,

  •
  a mutual fund,

  •
  a tax-exempt organization,

  •
  a grantor trust,

  •
  certain U.S. expatriates,

  •
  an insurance company,

  •
  a dealer or trader in securities or foreign currencies,

  •
  a person (including traders in securities) using a mark-to-market method of accounting,

  •
  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the "Contingent Debt Obligations") in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

  •
  require you to accrue original issue discount at the comparable yield (as described below); and

  •
  generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the Maturity Date of the securities, that equals:

  •
  the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the securities.

The "issue price" of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 3.437%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for federal income tax purposes—we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $498,366 of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

  •
  first, reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

  •
  third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Possible Legislation Affecting Dividend Equivalent Payments

On December 7, 2009, the Tax Extenders Act of 2009 (the "Act") was introduced in the U.S. House of Representatives and passed on December 9, 2009. The Act, if enacted, would treats a "dividend equivalent" payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A "dividend equivalent" payment is (i) a substitute dividend payment, (ii) a payment made pursuant to a notional principal contract that is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes would apply to payments made on or after the date that is 90 days after the date on which the Act is enacted. Where the securities reference an interest in securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty, if the Act is enacted.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Possible Legislation Affecting Securities Held Through Foreign Accounts

If enacted, the Act would also impose a 30% withholding tax on "withholdable payments" made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments may be subject to 30% withholding if the Act is enacted and payment is made after December 31, 2012.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

The agent for this offering, CSSU, is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any discretionary account without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to "Underwriting" in the accompanying product supplement.

EXHIBIT A:

Credit Suisse, Nassau Branch
U.S. $2,682,000 Principal Protected ProNotes® Due February 3, 2015 (the "Securities") Linked to the Performance of a Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE® Index Fund, the iShares® MSCI Emerging Markets Index, the SPDR® Gold Trust, and the PowerShares DB US Dollar Index Bearish Fund Projected Payment Schedule ("Tax Schedule")*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder's income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon. See the Pricing Supplement dated January 29, 2010 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $2,682,000 Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount: $2,682,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
30-Jun-10	0.00	37,640.31	2,719,640.31	256.06
31-Dec-10	0.00	46,737.02	2,766,377.32	259.65
30-Jun-11	0.00	47,540.19	2,813,917.52	264.11
31-Dec-11	0.00	48,357.17	2,862,274.69	268.65
30-Jun-12	0.00	49,188.19	2,911,462.88	273.27
31-Dec-12	0.00	50,033.49	2,961,496.37	277.96
30-Jun-13	0.00	50,893.32	3,012,389.69	282.74
31-Dec-13	0.00	51,767.92	3,064,157.60	287.60
30-Jun-14	0.00	52,657.55	3,116,815.15	292.54
31-Dec-14	0.00	53,562.47	3,170,377.62	297.57
3-Feb-15	0.00	9,988.54	3,180,366.16	302.68
Projected Amount Payable at Retirement			3,180,366.16

Principal Amount: $1,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
30-Jun-10	0.00	14.03	1,014.03	0.0955
31-Dec-10	0.00	17.43	1,031.46	0.0968
30-Jun-11	0.00	17.73	1,049.19	0.0985
31-Dec-11	0.00	18.03	1,067.22	0.1002
30-Jun-12	0.00	18.34	1,085.56	0.1019
31-Dec-12	0.00	18.66	1,104.21	0.1036
30-Jun-13	0.00	18.98	1,123.19	0.1054
31-Dec-13	0.00	19.30	1,142.49	0.1072
30-Jun-14	0.00	19.63	1,162.12	0.1091
31-Dec-14	0.00	19.97	1,182.09	0.1110
3-Feb-15	0.00	3.72	1,185.82	0.1129
Projected Amount Payable at Retirement			1,185.82

      *
      The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 3.437% per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request. See the Pricing Supplement for additional information.

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Credit Suisse, Nassau Branch U.S. $2,682,000 Principal Protected ProNotes® Due February 3, 2015 (the "Securities") Linked to the Performance of a Basket Consisting of the S&P 500 ® Index, the iShares ® MSCI EAFE ® Index Fund, the iShares ® MSCI Emerging Markets Index, the SPDR ® Gold Trust, and the PowerShares DB US Dollar Index Bearish Fund Projected Payment Schedule ("Tax Schedule")
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